Exhibit 99.9

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Hexcel Corporation Discloses Terms of Equity Compensation For Its New President

STAMFORD, CT. — February 24, 2009 — Hexcel Corporation (NYSE: HXL) today announced that in connection with the appointment of Mr. Doron D. Grosman as President of Hexcel effective February 23, 2009, he has been granted equity incentives consisting of nonqualified options, restricted stock units and performances shares. Hexcel makes this disclosure pursuant to the Corporate Governance Standards of NYSE Rule 303A.08

Mr. Grosman was awarded 152,857 options at an exercise price of $6.23 per share, which was the closing price of a share of Hexcel common stock on February 23, 2009, and 42,937 restricted stock units. The options and restricted stock units will vest in equal amounts over three years from January 26, 2009.

The number of performance shares that Mr. Grosman will receive is dependent on Hexcel achieving performance measures during 2009-2011 and can range from zero, if below threshold performance, to 85,874 shares at maximum performance. His target share award in each year is

14,312 shares. Mr. Grosman will receive the greater of the aggregate of the awards earned in each of these years based on annual measures established by the compensation committee or the cumulative award based on achievement of a return on invested capital performance measure (RONCE) for the entire period. However, if the aggregate award is greater than the award based on RONCE, but the Company fails to achieve the threshold performance for RONCE, then the aggregate award will be reduced by 25%. The annual performance measures for 2009 are EBIT, net income and cash flow.

All awards will vest on a change in control, but only at the target share award level for the performance shares.   All awards are forfeited if Mr. Grosman is terminated for cause. Generally, if his employment terminates for other reasons Mr. Grosman would retain only those options and restricted stock units that vested prior to termination, and he would receive only a prorated performance share award based on the portion of the performance period he was employed by Hexcel and the company’s actual achievement of the applicable performance measures.

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Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements for composites, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications.

Contacts	Michael W. Bacal
(203) 352-6826
michael.bacal@hexcel.com